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                                                                     Exhibit 8.2

CHICAGO                       ONE IBM PLAZA                          SACRAMENTO
DENVER             330 NORTH WABASH AVENUE, SUITE 3300                SAN DIEGO
JACKSONVILLE           CHICAGO, ILLINOIS 60611-3608               SAN FRANCISCO
LOS ANGELES              TELEPHONE (312) 755-1900                   TALLAHASSEE
MADISON                  FACSIMILE (312) 755-1925                         TAMPA
MILWAUKEE                                                      WASHINGTON, D.C.
ORLANDO                                                         WEST PALM BEACH
                           WRITER'S DIRECT LINE

EMAIL ADDRESS                                              CLIENT/MATTER NUMBER

                               August 25, 2000

Gentlemen:

                  You have requested our opinion as to material federal income tax consequences of the proposed merger of Speedcom Wireless International Corporation, a Florida corporation ("Speedcom"), with and into LTI Holdings, Inc., a Delaware corporation ("LTI"), pursuant to an Agreement and Plan of Merger dated August 4, 2000 (the "Agreement") by and between Speedcom and LTI as more completely described below and as described in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed by LTI with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"). All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement and/or the Proxy Statement/Prospectus.

1. Statement of Facts.

                  Speedcom is a wireless broadband provider company. As of August 4, 2000, the outstanding shares of capital stock consisted of 6,950,332 shares of common stock, $0.001 par value per share ("Speedcom Common Stock"). The shares of Speedcom Common Stock are owned by approximately 125 persons.

                  LTI is a non-operating holding company. As of August 4, 2000, its outstanding shares of stock consisted of 2,775,100 shares of common stock, $0.01 par value per share ("LTI Common Stock"). The shares of LTI Common Stock are widely held and publicly traded.

                  The Agreement provides for the merger of Speedcom with and into LTI, which merger will result in the combination of LTI and Speedcom as a single corporation (the "Surviving Corporation") that will immediately change its name to "Speedcom Wireless Corporation" (the "Merger"). Pursuant to the Merger, each outstanding share of Speedcom


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August 25, 2000
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Common Stock (except as otherwise provided below) will be canceled and converted into the right to receive one share of LTI Common Stock subject to adjustment if LTI fails to meet certain financial tests. All shares of Speedcom Common Stock
(i) owned by Speedcom as treasury stock, (ii) owned by the any company employee benefit or compensation plan and not allocated to participants thereunder or
(iii) owned by LTI or by an LTI Subsidiary for its own account will be canceled and no LTI Common Stock or other consideration will be given in exchange therefor. Shares of LTI Common Stock that are issued and outstanding at the time of the Merger will not be affected by the Merger and will remain outstanding as the same number of shares of the Surviving Corporation (prior to the Merger, LTI will implement a reverse stock split of one share for each 4.26 outstanding LTI Common Stock shares. With respect to persons who have been granted options by Speedcom under the terms of its stock option plans and agreements (the "Speedcom Option Plan"), each option that is outstanding and unexercised prior to the Effective Time will be converted into an option to purchase shares of LTI Common Stock equal to the number of shares of Speedcom Common Stock subject to the original option, adjusted, if necessary, if LTI fails to meet certain financial tests, on substantially the same terms and conditions.

                  The LTI board of directors has determined that the Merger is desirable since, among other reasons, it will allow LTI to acquire a growing, active business with the potential to increase the value of LTI Common Stock.

                  The Speedcom board of directors has determined that the Merger is in the best interests of Speedcom and its shareholders because, among other reasons, the Merger will provide approximately $1.5 million in working capital pursuant to the Merger, and will provide a public market for its stock. A public market for the stock will allow the use of common stock as a currency to acquire one or more companies which complement its product offerings; allow the raising of additional capital at more favorable prices, assuming an increase in Speedcom's valuation; and enhance its ability to recruit employees, obtain favorable terms from suppliers and promote its brand name. In addition, the Speedcom shareholders would be receiving stock in a high quality combined entity with enhanced liquidity.

2. Representations.

                  The description in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences of the Merger" and our opinion as stated herein are based upon and subject to:

                           (i) The Merger being effected in the manner described
in the Proxy Statement/Prospectus and in accordance with the Agreement, and a Certificate of Merger, Articles of Merger, and any other necessary documents are properly executed and filed in accordance with Section 252 of the Delaware General Corporation Law and Section 607.1102 of the Florida Business Corporation Act.


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August 25, 2000
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                           (ii) The accuracy and completeness of the statements
concerning the Merger set forth in the Proxy Statement/Prospectus.

                           (iii) The accuracy of certain representations made to
us by LTI and the continued accuracy of such representations at all times through the Effective Time.

                           (iv) The accuracy of certain representations made to
us by Speedcom and the continued accuracy of such representations at all times through the Effective Time.

3. Opinions.

                  Based upon the foregoing, and subject to the condition and limitations set forth below, we are of the opinion that:

                       (i) The Merger will qualify as a reorganization within
                  the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). LTI and Speedcom will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                       (ii) No gain or loss will be recognized by Speedcom
                  pursuant to the Merger.

                       (iii) The basis of LTI in the assets of Speedcom
                  immediately after the Merger will be the same as the basis of Speedcom in such assets immediately prior to the Merger.

                       (iv) The holding period of LTI in the assets of Speedcom
                  received in the Merger will include the period during which Speedcom held the assets prior to the Merger.

                       (v) Except to the extent of any cash received in lieu of
                  a factional share interest in LTI Common Stock, or the receipt of cash from the exercise of dissenters' rights, no gain or loss will be recognized by a shareholder of Speedcom pursuant to the Merger.

                       (vi) The income tax basis of LTI Common Stock received by
                  the shareholders of Speedcom pursuant to the Merger will be the same as the tax basis of the Speedcom Common Stock surrendered in exchange therefor reduced by the amount allocable to any fractional share interest, if any, for which cash is received.

                       (vii) The holding period of LTI Common Stock received by
                  each shareholder of Speedcom in the Merger will include the holding


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                  period of Speedcom Common Stock exchanged therefor, provided that such shareholder held such Speedcom Common Stock as a capital asset within the meaning of Section 1221 of the Code on the date of the Merger.

4. Limitations.

                  We express no opinion on the following matters:

                  The tax treatment of the Merger under other provisions of the Code and the regulations thereunder.

                  The tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically addressed herein, including without limitation the tax treatment of any shareholder of Speedcom who acquired Speedcom Common Stock pursuant to an employee stock option or otherwise as compensation.

                  The tax treatment of the Merger under the laws of any state or commonwealth or any other jurisdiction other than the United States.

                  Our opinions are based upon the existing provisions of the Code, the regulations thereunder, published revenue rulings, procedures, and releases of the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any of such changes may be retroactive with respect to transactions entered into prior to the date of such changes and could modify our opinions retroactively. The Internal Revenue Service is not bound by our opinions and, accordingly, is not precluded from asserting positions contrary to our opinions. Further, the opinions expressed herein are based upon our best interpretations of existing sources of law and express what, based on these sources, we believe a court would likely conclude if presented with these issues. However, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

                  As explained above, our opinions, as set forth herein, are based upon the representations and factual statements referred to herein. If any such representation or factual statement is inaccurate or incorrect in any material respect now or at the Effective Time, any or all of the opinions expressed herein with respect to the Merger may become inapplicable.

                  This opinion is solely for the benefit of the addressee hereof and may not be relied upon in any manner by any other person or entity. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and the reference to the above-


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mentioned opinion under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF
THE MERGER." In giving such consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required under Section 7 the Act.

                                                Very truly yours,

                                                /s/ Foley & Lardner